Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-4 (Nos. 333-80621 and 333-76956) and on Forms S-8 (Nos. 333-32320, 333-38321 and 333-20523) of Vail Resorts, Inc. of our report dated July 26, 2002 relating to the consolidated financial statements of Keystone/Intrawest, L.L.C., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

November 11, 2003